UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 2, 2016 (May 1, 2016)

International Paper Company

(Exact name of registrant as specified in its charter)

New York	1-3157	13-0872805
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

6400 Poplar Avenue, Memphis, Tennessee	38197
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 419-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 1, 2016, International Paper Company (“International Paper”) entered into a Purchase Agreement (the “Agreement”) with Weyerhaeuser NR Company (“Weyerhaeuser”), to purchase the assets (including the shares of a Polish subsidiary) that comprise Weyerhaeuser’s cellulose fibers pulp business (excluding Weyerhaeuser’s liquid packaging business and its interest in North Pacific Paper Corporation) (the “Business”). The purchase price is $2.2 billion in cash (the “Purchase Price”). The Purchase Price is subject to certain adjustments, including for (i) changes in working capital of the Business from a specified target (or, if the transaction is not consummated within a specified time frame, from a target based on a percentage of the Business’s trailing three months net sales), (ii) certain indebtedness of the Business, (iii) certain specified capital expenditures undertaken prior to closing of the transaction with respect to the Business and (iv) in the event that International Paper is required to divest more than one pulp mill, as described below. The purchase and sale of the Business and the assumption of the Assumed Liabilities (as defined below) are referred to as the Transactions.

The Business includes five pulp mills and two modified fiber mills located in the United States, Canada and Poland.

The consummation of the Transactions is subject to customary conditions, including, without limitation (1) absence of any material adverse effect on the Business, (2) receipt of required regulatory approvals, including expiration of the waiting period required pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (3) Federal Energy Regulatory Commission approval. International Paper has agreed that, if necessary to secure antitrust clearance for the transaction, it will divest up to two pulp mills, with the specific divested mill or mills to be determined in the process of obtaining such clearance. In the event that International Paper is required to divest more than one such mill, the Purchase Price will be reduced by $50 million. Pursuant to the Agreement, a termination fee is not payable by International Paper to Weyerhaeuser or Weyerhaeuser to International Paper under any circumstances.

The Agreement permits either party to terminate the Agreement if the Transactions have not been consummated on or before May 1, 2017 (the “Outside Date”), subject to each party’s right to extend the Outside Date until August 1, 2017 in the event that certain governmental approvals are the only closing conditions that remain to be fulfilled.

The Agreement contains other customary representations, warranties, covenants and indemnities relating to the sale. In addition, Weyerhaeuser will retain, and has agreed to indemnify International Paper for, certain liabilities relating to the Business (the “Assumed Liabilities”), including certain environmental liabilities. The Transactions are not subject to a financing condition.

International Paper and Weyerhaeuser have agreed to enter into related transaction agreements at the closing of the Transactions, including an intellectual property license agreement, certain fiber supply agreements and site services agreements relating to the division of certain of the transferred properties.

International Paper intends to file the Agreement with the Company’s Form 10-Q for the quarter ended June 30, 2016.

Cautionary Statements

The description of the Agreement has been included solely to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations between the parties thereto with respect to the transactions described above, the Agreement is not intended to be a source of factual, business or operational information about either of the parties.

The representations, warranties, covenants and agreements made by the parties in the Agreement were made only for purposes of such agreement and are made as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Agreement. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.

Item 7.01. Regulation FD Disclosure.

On May 2, 2016, International Paper issued a press release announcing the transaction described above under Item 1.01. Attached as Exhibit 99.1 and incorporated herein by reference is a copy of the press release.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

Exhibit 99.1	Press Release of International Paper Company dated May 2, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY

By:	/s/ Sharon R. Ryan
	Name:	Sharon R. Ryan
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: May 2, 2016

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press Release of International Paper Company dated May 2, 2016.